EXHIBIT 10.8

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is dated as of this 28th day of August 2015, by and between BreedIT Corp., a Delaware corporation with offices located at 40 Wall Street, 28th Floor, New York, NY 10005 (the "BreedIT"), on the one hand, and BreedIT Ltd., P.C. 514943471, a majority-owned subsidiary of BreedIT organized under the laws of the State of Israel with offices located at Hertzel Street, Rehovot, P.O.B 12, Israel 76100 ("BreedIT Israel"), Dr. Oded Sagee, a resident of the State of Israel with an address located at 50 Ramat Yam St., Hertzeliya, Israel ("Dr. Sagee") and Star Biotech Ltd., an entity organized under the laws of the State of Israel and controlled by Dr. Sagee, with offices located at ____________, Israel ("SB"), on the other hand. BreedIT, BreedIT Israel, Dr. Sagee and SB are sometimes referred to collectively, as the "Parties" and individually, as a "Party."

WHEREAS, on August 15, 2013, BreedIT entered into a preliminary agreement with BreedIT Israel and Dr. Sagee (the "Preliminary Agreement"), a copy of which was filed as an exhibit to BreedIT's Form 8-K filed with the Securities and Exchange Commission ("SEC") on August 19, 2013, which Preliminary Agreement contemplated the investment by BreedIT of up to US$1 million into BreedIT Israel in consideration for the acquisition of sixty-six and two-thirds (66 2/3%) percent equity ownership interest in BreedIT Israel (the "Equity Interest"); and

WHEREAS, on October 20, 2013, BreedIT entered into a Share Purchase Agreement with BreedIT Israel and Dr. Sagee (the "SPA"), a copy of which was filed as an exhibit to BreedIT's Form 8-K filed with the SEC on October 21, 2013, pursuant to which BreedIT completed its purchase of the Equity Interest; and

WHEREAS, the Parties, in executing both the Preliminary Agreement and SPA expressly contemplated that BreedIT's financial obligation to BreedIT Israel would not exceed US$1 million and further contemplated that BreedIT, BreedIT Israel and Dr. Sagee could re-evaluate the nature of their respective ownership interests after the amount of US$1 million had been invested into BreedIT Israel; and

WHEREAS, the Parties, having negotiated in good faith to address the decision of BreedIT not to make further investment into BreedIT Israel and the agreement by Dr. Sagee and his entity, SB, to assume the existing liabilities of BreedIT Israel as well as the obligation to fund BreedIT on-going business operations, have agreed that BreedIT's Equity Interest be reduced from sixty-six and two-thirds (66 2/3%) percent to nineteen (19%) percent.

NOW THEREFOR, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Star Biotech Ltd., an entity controlled by Dr. Sagee ("SB"), shall assume upon itself all of the financial liabilities (approximately 450,000 NIS or approximately US$115,000) of BreedIT Israel and will finance their on-going operations.

Section 2. Based upon the agreement of SB in Section 1 above, BreedIT's Equity Interest, evidenced by 200 Ordinary Shares of BreedIT Israel (the "Shares") shall be diluted to nineteen (19%) percent) on fully diluted basis. Notwithstanding the foregoing, in the event that BreedIT Israel shall secure one or more new investors, BreedIT's Equity Interest shall not be diluted below nineteen (19%) percent.

Section 3. BreedIT will deposit the Shares with a trustee to be agreed upon by the Parties (the "Trustee") who shall vote the Shares according to the recommendation of the board of directors of BreedIT Israel and BreedIT shall simultaneously waive any minority rights with respect to the Shares and any rights or claims against the Trustee in that respect.

Section 4. SB shall have an option to purchase the Shares from BreedIT (the "Option") in consideration for the payment to BreedIT of the sum of US$50,000. The Option shall be exercisable on the earlier of: (i) August 10, 2016; or (ii) notice by BreedIT of its agreement to early exercise (“Exercise Date”), and for a period of up to 12 months thereafter.

Section 5. SB, for a period of three (3) years as of the consummation of the transactions referred to in Sections 1 through 4 above, pay or cause BreedIT Israel to pay to BreedIT an amount equal to ten (10%) percent) of BreedIT's annual gross profits according to the audited annual financial reports of BreedIT Israel (the “Audited Financials”). BreedIT hereby waives any right or claim to challenge the Audited Financials.

Section 6. In addition, the following shall occur:
6.1. Mr. Yoel Yogev will promptly resign from the board of directors of BreedIT Israel;
6.2.  Mr. Oded Gilboa will promptly resign from his position as CFO of BreedIT Israel and BreedIT shall assume all of the financial liabilities to Mr. Gilboa in connection with his departure from BreedIT Israel;
6.3. Not later than the Exercise Date, and subject to the filing with the SEC of an Information on Schedule 14C with respect to the name change of BreedIT to a name not using "BreedIT" (the "Name Change") and receipt of approval by FINRA of the Name Change; and
6.4. Not later than the Exercise Date, BreedIT shall transfer the domain name www.brdt.us to BreedIT Israel.

Section 7. All of the undersigned rights in and to his holdings in Breedit Corp shall be maintained and reserved.

Section 8. The Parties will bear the legal expenses in connection with this Agreement and the consummation of the transactions contemplated hereunder.
Section 8. Miscellaneous:
8.1 Entire Agreement: This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, understandings and/or communications between the Parties with respect to the subject matter hereof;
8.2 Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the Parties hereto;
8.3 Counterparts: This Agreement may be executed in any number of counterparts and by the separate Parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument;
8.4 Expenses: The Parties will bear the legal expenses in connection with this Agreement and the consummation of the transactions contemplated hereunder.

8.5 Notices: All notices required or permitted to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by email, to the following addresses:

If to BreedIT Israel or Dr. Sagee, then to:
_____________________
_____________________
_____________________

If to SB, then to:
_____________________
_____________________
_____________________

If to BreedIT, then to:
BreedIT Corp.
Attn: Yoel Yogev
_____________________
_____________________

With a copy to:
Office of Richard Rubin
40 Wall Street - 28th Floor
New York, NY 10005

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BREEDIT CORP.

By:______________________
Yoel Yogev, Chief Executive Officer

BREEDIT LTD

By:______________________

DR. ODED SAGEE

By:______________________
Dr. Oded Sagee

STAR BIOTECH LTD

By:______________________
Name (Title)